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                                                                   Exhibit 10(k)


                              SEPARATION AGREEMENT
                              ---------- ---------
                              Patricia W. Pribisko
                              --------------------
                               September 18, 2002
                               ------------------


LESCO, Inc. and you, Patricia W. Pribisko, hereby agree that you have left your employment with LESCO, Inc. effective September 18, 2002. It is understood and agreed by you and by LESCO, Inc. that the termination of your employment is a result of the elimination by LESCO, Inc. of your position as Sr. Vice President General Counsel and Corporate Secretary with LESCO, Inc. effective September 18, 2002. LESCO has agreed to provide you with a Separation Plan which is attached hereto and made a part hereof.

It is understood that receipt of the consideration set forth in the Separation Plan is contingent upon you returning to LESCO, Inc. all property belonging to LESCO, Inc. within thirty (30) days of your last work day, and also contingent upon you agreeing to the terms of this Agreement. You waive any claim you might have to reemployment and agree that you will not seek reemployment with LESCO, Inc. at any time in the future. You further acknowledge and agree that you are not otherwise entitled to receive the Separation Pay and certain other benefits set forth in the Separation Plan.

You understand and agree that this Agreement and Separation Plan described in this Agreement do not constitute an admission by LESCO, Inc. or any of its employees, officers, directors, representatives, or related entities of any liability to you or wrongdoing whatsoever.

You understand and agree that you will not make any derogatory, defamatory or libelous remarks about LESCO, Inc., its employees, officers, directors, representatives, related entities, or its customers. LESCO, Inc. agrees that it will not make any derogatory, defamatory or libelous remarks about you. In response to any prospective employer of you contacting LESCO, Inc. as an employment reference, LESCO, Inc. will only disclose your dates of employment, final base salary (when requested in writing) and positions held, and shall make no other statement.

You agree to keep the terms of this Agreement and of your Separation Plan confidential, and you will not publicize it or communicate it in any newspaper, electronic media or other public or private forum, or in any manner whatsoever, except to your immediate family and legal, financial and other similar advisors, provided that they agree to keep this Agreement and your Separation Plan confidential. Also, you will not divulge any of LESCO, Inc.'s proprietary information, client lists or other confidential business data to its competitors or to any third parties.

You acknowledge that no promise or agreement not expressed in this Agreement; the Separation Plan; and the applicable bonus plans, stock option plans and benefit plans pursuant thereto has been made to you, and that this Agreement; the Separation Plan; and the applicable bonus plans, stock option plans and benefit plans pursuant thereto constitutes the complete agreement between you and LESCO, Inc.

In consideration of the above mentioned Separation Plan, the adequacy and receipt of which is hereby acknowledged, and except for your rights which accrue under this Agreement and the Separation Plan, LESCO, Inc. is released from any and all liability related to or arising from your employment and/or termination of your employment. You agree that by placing your signature on this Separation Agreement you do waive and fully release LESCO, Inc., and its employees,

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officers, directors, representatives, and related entities from any claims, charges, actions and/or demands, known or unknown, now existing, relating in any way to your employment and/or the termination of your employment with LESCO, Inc., including, but not limited to, any claims or demands under any federal, state or local law, statute, order or ordinance, including, but not limited to, those relating to nondiscrimination in employment because of race, sex, color, national origin, age or disability. You specifically waive any rights or claims arising under the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C.
Section 623, ET SEQ. This release will not apply to rights or claims under the ADEA which arise after this Agreement is signed by you.

Except for your rights which accrue under this Agreement and the Separation Plan, you promise not to sue LESCO for any reason relating to your employment with or termination from LESCO. And, if you break this promise not to sue, you agree to waive any right to recovery under any such suit brought by you or any governmental agency on your behalf, and you also agree to pay all of LESCO's damages, costs and expenses, including LESCO's attorney's fees, in defending any such suit.

You understand that the Agreement for Officers, Zone Vice Presidents, Key Executives, and National Account Executives that you previously signed, and all restrictive covenants contained in that Agreement, shall remain in full force and effect until provisions in the Agreement expire as stated therein.

You may sue LESCO only for breach of this Agreement and the Separation Plan by LESCO. If you prevail in any such suit (through all levels of appeal and remand), then LESCO shall pay all of your reasonable costs and expenses, including attorney's fees, that relate to such suit. Conversely, LESCO may sue you for a breach of this Agreement by you. If LESCO prevails in any such suit against you (through all levels of appeal and remand), then you shall pay all of LESCO's reasonable cost and expenses, including attorney's fees, that relate to such suit.

Notwithstanding anything to the contrary in this Agreement, or in the Separation Plan, LESCO shall indemnify, hold harmless and defend you and your heirs and successors, from and after the date hereof, against and in respect of any loss, cost, damage, suit, action, or claim (including reasonable attorney's fees, costs, and expenses) incurred, sustained or suffered by you as a result of your acts, actions, or omissions to act as an employee or officer of LESCO, but only to the extent permitted under the Articles of Incorporation, Bylaws, or Regulations of LESCO, and only to the extent permitted by relevant law; and provided further, however, that such obligations of LESCO shall be limited to those situations where your acts or omissions were reasonable and within the course and scope of your duties and responsibilities and were not reckless, willful or wanton.

This Agreement and the Separation Plan shall extend to and be binding upon the parties hereto and their respective heirs, successors and assigns.

You acknowledge and agree that you have been given a period of twenty-one (21) days (until October 9, 2002) within which to consider the terms of this agreement. You acknowledge that there are no other LESCO employees in your job classification and there are no LESCO employees in your job classification being terminated. LESCO, Inc. hereby advises that you consult with an attorney or any other professional, such as accountants and financial advisors, concerning the terms of this Agreement and your entry into it. Of course, you will be responsible for your fees and costs should you choose to have an attorney and/or other professional review this Agreement.


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For a period of seven (7) days after you sign the Agreement and return it to
LESCO, Inc. you may revoke it by advising LESCO, Inc., to the attention of Maureen Thompson, Vice President Human Resources, in writing that you have decided to revoke it. This Agreement will not become effective until that period has expired.


LESCO, INC.




By:   /s/ Maureen Thompson               Signature:   /s/ Patricia W. Pribisko
    -----------------------------                   ----------------------------
          Maureen Thompson                                Patricia W. Pribisko



Date:  September 18, 2002                 Date:     October 3, 2002
                                                    ----------------------------




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          ATTACHMENT TO SEPARATION AGREEMENT FOR PATRICIA W. PRIBISKO
                            DATED SEPTEMBER 18, 2002

                              Patricia W. Pribisko
                                Separation Plan
                          Effective September 18, 2002

INTRODUCTION

Effective September 18, 2002 your position as Sr. Vice President General Counsel and Corporate Secretary has been eliminated.

Please review the details of the attached Separation Agreement carefully and sign on the line provided. Please return one copy of the signed agreement to Maureen Thompson on or before October 9, 2002. You will not receive your separation pay until we receive your signed Separation Agreement and the 7-day period for revoking the agreement has expired.

SEPARATION PAY

You will receive separation pay equal to your monthly base salary, on a biweekly basis, at the rate in effect as of the date hereof for a period of twelve (12) months. You will also be paid for any accrued unused vacation for 2002.

BONUS

You will be eligible for a lump sum bonus payment pursuant to the 2002 LESCO Bonus Program of 40% of your base salary, provided that the objectives listed in the Bonus Plan are met. You are also eligible for payment pursuant to the 2000-2002 Restricted Shares Plan, provided that the objectives listed in the Restricted Share Plan are met. Payment will be made to you under those Plans no later than those payments made to similarly situated employees.

STOCK OPTIONS

Subject to approval by the Board of Directors, of the option grants made to you under the LESCO, Inc. 2000 Stock Incentive Plan on February 15, 2002 for 45,000 common shares, 30,000 will vest immediately, and you will forfeit the remaining 15,000 common shares that would have vested on December 31, 2004. In consideration of the vesting of the 30,000 shares subject to the February 15, 2002 option grant and the Separation Pay Period extending from September 19, 2002 through September 18, 2003, you agree that you are forfeiting the 41,979 common shares subject to option which were granted prior to and vested on or prior to December 31, 2000, leaving you with 38,333 common shares subject to option (8,333 from the 2001 stock option grant and 30,000 from the 2002 stock option grant made to you) pursuant to and governed by the terms of the LESCO, Inc. 2000 Stock Incentive Plan.

The attached chart details all stock options and their expiration dates in effect on September 18, 2002.


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BENEFIT COVERAGE

You will continue to receive health and dental benefits through September 18, 2003. Enrollment for the 2003 LESCO benefit program will be forwarded to you by the end of November 2002. COBRA information to extend your health care benefits (after your eligibility for LESCO's benefits ceases on September 30, 2003) will be sent directly to your home address from LESCO's COBRA vendor.

Your life and accidental death and dismemberment insurance will terminate on September 18, 2002. You will be given the opportunity to convert you life insurance coverage, provided you apply for conversion within 31 days of the date your coverage ends. A MetLife Conversion of Group Life Insurance form will be mailed to you under separate cover. Your short term and long term disability coverage will also terminate on September 18, 2002.

In lieu of your participation in the life and accidental death and dismemberment insurance plan you will be provided a cash lump-sum payment of $692.00.

401(k) AND RESTORATION PLAN

Participation in the LESCO, Inc., Stock Investment & Salary Saving Plan and Trust and the LESCO, Inc., 401(k) Restoration Plan will end as of September 18, 2002.

In lieu of your participation in the 401(k) plan you will be provided with a lump-sum cash payment of $5,638.00.

OUTPLACEMENT SERVICES

An outplacement program has been established for you at no cost to you. This program is through Lee Hecht Harrison, 25000 Country Club Road, Suite 210, North Olmsted, Ohio 44070. They will provide an executive level program for a 12-month period, Beginning on September 30, 2002.

UNEMPLOYMENT COMPENSATION

You should contact the Bureau of Employment Services to receive a determination of benefits. LESCO will not oppose the granting of such benefits.

ASSOCIATE DISCOUNT

Your participation in the Associate Discount Program will cease as of September 18, 2002.

COMPANY PROPERTY

Please return all company property and company documents, i.e., credit cards, strategic plan documents, computer disks, you lap top computer, keys, key cards, all files and documents, etc. to Maureen Thompson immediately. You will not receive your Separation Pay until all company property and documents are returned.


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OTHER

Non-LESCO business mail will be forwarded to your home address. Persons calling LESCO who ask for you for non-LESCO business reasons will be told that you are no longer employed by LESCO, but that you can be contacted on your cell phone at 440-725-0910 or at your home number at 440-892-8616. When you obtain phone voice mailbox at Lee Hecht Harrison and provide Maureen Thompson with that phone number, we will also tell such persons who call for you that you can be contacted at that office number as well.

QUESTIONS

Please contact Maureen Thompson should you have questions regarding this Separation Plan.



LESCO, INC.



By:  /s/ Maureen Thompson             Signature:  /s/ Patricia W. Pribisko
    -------------------------                    ----------------------------
         Maureen Thompson                             Patricia W. Pribisko



Date: September 18, 2002              Date:      October 3, 2002
                                                 ----------------------------